Exhibit 10(y)




21 December 1993

Grey Gowrie


Dear Grey

I would like to thank you for your invaluable help in developing our transition strategy and in recruiting such an exciting new team to lead Sotheby's; a very important element in this strategy is the continuity and wise counsel you will provide in your new role. I would like to finalize the details of our agreement with you as follows:

1    Role and Responsibilities

     With effect 31 December 1993, you will resign as Chairman Sotheby's UK and enter into a two year employment agreement as a non-executive Director of Sotheby's UK and consultant reporting jointly to Henry Wyndham and me. In this capacity you will:

     * Continue to be an active member of the Sotheby's Holding Board and the Board of Sotheby's UK, attending advisory group meetings.

     * Work with our new business development team - particularly Lord Camoys, Henry Wyndham and James Stourton in supporting work with certain clients and business development opportunities.

     * Undertake occasional ceremonial functions, and assist in promoting and marketing Sotheby's at corporate functions as required.

     You will have an office and secretarial support at Sotheby's but I cannot confirm exactly how those arrangements will be finalized. You will no longer be provided with a company car or driver.

2.   Salary

     You will devote one-third of your time to Sotheby's and although we had agreed on a basic salary of B.P.55,000, I would be happy to honour your request to revise this to B.P.53,200 salary plus an allowance of B.P.1,800 for garage expenses per annum. This will be paid monthly in arrears less normal deductions for income tax and National Insurance contributions.




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3.   Pension

     Your pension benefits, specifically Company contributions and calculation of final benefit, will be based on a salary of B.P.55,000 from 1 January 1994 through 31 December 1995.

     The Company will make a single additional payment of B.P.97,000 to the pension fund at the completion of this agreement. In order to effect this you must be age 55 or over, and still employed by Sotheby's up to the date of accepting this early retirement arrangement. This payment will augment your existing entitlement to pensions benefit.

4.   Life Assurance and Disability Insurance

     Sotheby's will provide life assurance and permanent health insurance through its Company schemes based on your former annual salary of B.P.97,000.

     With effect from 1 January 1994 Sotheby's will transfer you to its BUPA Care scheme for the purpose of continued medical coverage.

5.   Additional Compensation

     If you become eligible for any additional compensation or discretionary bonuses, we will investigate alternative methods of using it to augment your pension.

This contract will terminate on 31 December 1995. It may be terminated before this date by either you or us on three months' written notice.

Thank you for all the support and assistance you have given to Sotheby's as Chairman Europe. I am delighted that you will be staying with us and believe you will be able to make an invaluable contribution as a member of the new team in London.

Please sign the attached copy of this letter to confirm your agreement to the terms.

Yours sincerely

Diana D. Brooks
President and Chief Executive Officer

I have read and agree to the terms outlined in the above letter.

Signed                                  Date
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